Exhibit 23.2

INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by reference in the previously filed Registration Statements of Rural/Metro Corporation and subsidiaries on Forms S-8 (Nos. 33-76526, 33-80454, 33-88302, 333-2818, 333-07457, 333-62517, 333-62983, 333-64139, 333-68161, 333-49004, 333-61412, 333-76826), the Registration Statement on Form S-3 (No. 333-39453) and the Registration Statement on Form S-4 (No. 333-37393) of our report, dated October 13, 2003, appearing in the June 30, 2003 Annual Report on Form 10-K of Rural/Metro Corporation and subsidiaries for the year ended June 30, 2001.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California

October 13, 2003